EXHIBIT 23.3


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Diversinet Corp.

We consent to incorporation by reference in the registration statement (No. 333-11776) on Form S-8 and in the post-effective amendment no. 1 to the registration statement on Form S-8 (No. 333-12792/POS) pertaining to the Amended and Restated Stock Option Plan of Diversinet Corp. of our report dated November 26, 2001, with respect to the consolidated balance sheets of Diversinet Corp. as of October 31, 2001 and 2000, and the related consolidated statements of loss and deficit and cash flows for each of the years in the two year period ended October 31, 2001, which report appears in the October 31, 2001 Annual Report on Form 20-F of Diversinet Corp.


/s/ KPMG LLP


Toronto, Canada
April 17, 2002


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